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                                                                      Exhibit 7A


Executive Officer and Directors of United Leisure Interactive, Inc.

Directors:   Harry Shuster
             Brian Shuster

Officers:    Harry Shuster   Chairman of the Board, President and
                               Chief Executive Officer
             Brian Shuster   Executive Vice President

             The business address for the foregoing individuals is 1990 Westwood Boulevard, Penthouse, Los Angeles, CA 90025.